THE ASSOCIATES


NEWS

FOR IMMEDIATE RELEASE




         ASSOCIATES REPORTS STRONG QUARTER, IMPROVED CREDIT
                               QUALITY

          Company Achieves Continued Growth, Strong Margins DALLAS, April 11, 2000 - Associates First Capital Corporation
(NYSE: AFS) today reported first quarter earnings of $370.5 million, or $0.51 per share (diluted), an 11 percent increase per share over the same period a year earlier, as adjusted to exclude the previously announced charge of $0.10 per share reflecting the company's decision to discontinue the manufactured housing loan origination business.

   "Our first quarter performance demonstrates that our business fundamentals are on track to deliver solid results throughout the year. We had strong growth and significantly improved credit quality during the quarter. We remain confident in our ability to meet our commitments to shareholders," said Keith W. Hughes, chairman and chief executive officer.

   During the quarter, credit card operations added 1.8 million customers through its new KeyCorp and CITGO partnerships. International operations, highlighted by results in Japan, continued its strong contribution to the company's performance. Domestic consumer operations significantly improved the credit
quality of its home equity portfolio.   In order to maximize its
commercial distribution channels, the company reorganized its commercial operations to enhance the sales focus of its branch network and capture the efficiency of centralized services.
                               - more -

Associates Reports First Quarter Results
April 11, 2000
Page 2

  Bolstering its Web-based services and product offerings, The Associates and Entrade launched TruckCenter.com, a new online marketplace for the sale of trucks, parts, and related finance and insurance services. In addition, the company added the convenience of online bill presentment and payment for its more than 6 million Texaco credit card customers, bringing to
9.5 million the total number of Associates oil credit card
customers who have this capability.   Internet activities
continue to accelerate throughout the company in new business development and customer service. "We expect to acquire more than one million customers through this channel this year and provide Web-based services to 15 million retail and commercial customers by year end," said Hughes.

  Commenting on its capital planning for 2000, Roy A. Guthrie, chief financial officer, said, "The Associates board of directors has authorized the repurchase of up to 50 million shares of the company's stock. The share repurchase would be implemented over time and funded through excess capital formation. This is one of many tools we will use to enhance shareholder value as we continue to evaluate the profit and growth potential of individual businesses."

       Associates First Capital Corporation, established in 1918, is a leading diversified finance company providing consumer and commercial finance, leasing, insurance and related services worldwide. The Associates, headquartered in Dallas, has operations in the United States and 14 international markets.
The Associates is a Fortune 150 corporation and is listed among that magazine's Most Admired Companies. For more information, visit The Associates Web site at www.theassociates.com.

  This news release contains certain forward-looking statements. The factors which may cause future results to differ materially from expectations are discussed in the Form 10-K for the year ended Dec. 31, 1999, filed with the Securities and Exchange Commission.
                            - more -


The Associates Reports First Quarter Results
April 11, 2000
Page 3


                              #   #   #



Contact information

News media:         (972) 652-4522
                    corporate_communications@afcc.com

Security Analysts:  (972) 652-7294
                    investor_relations@afcc.com

Shareholders:       1-888-NYSE-AFS


            THE ASSOCIATES


FINANCIAL HIGHLIGHTS

                                                     As Reported                             As Adjusted
                                              Three Months Ended or at                Three Months Ended or at
($ millions - except earnings per share)  3/31/00      12/31/99     3/31/99       3/31/00(1)   3/31/99(2)    %Change

Net earnings
     Amount                           $      299.7  $     408.7  $     336.8  $      370.5  $      336.8       10
     Return on average equity                12.08 %      16.97 %      15.47 %       14.94 %       15.47 %
     Return on average adjusted equity       13.39        18.83        17.20         16.50         17.20
     Return on average assets                 1.43         1.93         1.65          1.76          1.65
     Return on average managed assets         1.24         1.76         1.56          1.53          1.56
Net earnings per diluted share        $       0.41  $      0.56  $      0.46  $       0.51  $       0.46       11

Managed receivables                   $   81,338.6  $  84,414.7  $  76,612.5  $   81,338.6  $   71,187.8       14
Total managed assets                  $   98,247.3  $  95,088.0  $  86,805.4  $   98,247.3  $   86,805.4       13

Key Data (Managed)
Total revenue                         $    3,380.3  $   3,508.0  $   3,185.5  $    3,427.5  $    3,185.5       8
Net interest margin (% avg. mgd. recs.)       9.50 %       9.26 %       9.02 %        9.50 %        9.02 %
Efficiency ratio                              48.5         43.7         47.8          46.3          47.8
Credit quality
     60+days contractual delinquency          2.64 %       2.77 %       2.70 %        2.64 %        2.73 %
     Credit loss ratio (% avg. mgd. recs.)    2.86         2.97         2.72          2.86          2.78

Balance Sheet Information
Stockholders' equity                  $   10,014.9  $   9,800.5  $   8,860.1  $   10,014.9  $    8,860.1       13
Allowance for losses (3)                   2,055.6      2,174.4      2,267.3       2,055.6       2,267.3
    % of net receivables                      3.12 %       3.16 %       3.32 %        3.12 %        3.32 %
    Multiple to net losses  (4)               1.40 x       1.50 x       1.65 x        1.40 x        1.65 x


   (1)  Excludes a $112 million special pre-tax charge to earnings recorded during the first quarter of 2000 related to the discontinuation of the manufactured housing loan origination business.  This charge covers exit costs, including severance, noncancellable contractual obligations and related costs, as well as a provision for increased losses on the disposition of repossessions and fair-value adjustments of related assets.

   (2)  As adjusted March 31, 1999 managed receivables and credit quality information has been restated for comparability purposes to exclude manufactured housing and recreational vehicles. 60+days contractual delinquency excludes repossessions.  The adjusted March 31, 1999 ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer and has been restated for comparability.
        A total March 31, 1999 ratio of 2.76% was previously reported.

   (3) The March 31, 2000 allowance for losses reflects the reclassification of approximately $175 million of allowance for losses to a specific reserve for manufactured housing owned assets.

   (4)  Calculated as a ratio of the allowance for losses to related trailing net credit losses on receivables owned at the end of the period as adjusted to reflect the impact of significant acquisitions and to exclude net credit losses related to receivables held for securitization or sale and certain securitized receivables.


            THE ASSOCIATES


      QUARTERLY FINANCIAL SUPPLEMENT


Pro Forma Managed Basis Income Statement and Key Data
As adjusted  (1) (2)
                                                         Three Months Ended or at           Change from Prior Year
($ millions)                                          3/31/00(1)  12/31/99(2) 3/31/99(2)      Amount     Percent

Revenue
     Finance charges                                $  3,004.2 $   3,035.2 $  2,747.7   $     256.5       9.3 %
     Insurance premiums                                  275.3       270.2      256.3          19.0       7.4
     Investment and other income                         148.0       202.6      181.5         (33.5)    (18.5)
                                                       --------    -------   --------        -------
                                                       3,427.5     3,508.0    3,185.5         242.0       7.6

Expenses
     Interest expense                                  1,101.4     1,116.1    1,031.6          69.8       6.8
     Operating expenses                                1,019.2       994.4      979.6          39.6       4.0
     Provision for losses                                593.4       634.3      531.7          61.7      11.6
     Insurance benefits paid or provided                 125.4       116.8      103.7          21.7      20.9
                                                       -------     -------    -------         -----
                                                       2,839.4     2,861.6    2,646.6         192.8       7.3
                                                       -------     -------    -------         -----
Earnings before provision for income taxes               588.1       646.4      538.9          49.2       9.1
Provision for income taxes                               217.6       237.7      202.1          15.5       7.7
                                                       -------     -------    -------         -----
Net earnings                                        $    370.5 $     408.7 $    336.8   $      33.7      10.0 %
                                                       =======     =======    =======         =====
Net earnings per diluted share (whole $)            $     0.51 $      0.56 $     0.46   $      0.05      10.5 %
Equivalent shares for diluted EPS  (000's)             728,847     729,711    732,137        (3,290)


   (1)  Excludes a $112 million special pre-tax charge to earnings recorded during the first quarter of 2000 related to the discontinuation of the manufactured housing loan origination business.  This charge covers exit costs, including severance, noncancellable contractual obligations and related costs, as well as a provision for increased losses on disposition of repossessions and fair-value adjustments of related assets. This special charge reduced investment and other income by $47 million and increased operating expenses and provision for losses by $25 million and $40 million, respectively.  This special charge reduced first quarter 2000 net earnings per diluted share by $0.10.

   (2)  Managed receivables and credit quality information excludes manufactured housing and recreational vehicles for all periods presented.  60+day contractual delinquency excludes repossessions.  This ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer and has been restated for comparability. Total ratios of 2.85% and 2.76% at December 31, 1999 and March 31, 1999, respectively, were previously reported.

      QUARTERLY FINANCIAL SUPPLEMENT



Pro Forma Managed Basis Income Statement and Key Data
As adjusted  (1) (2)

                                                         Three Months Ended or at           Change from Prior Year
($ millions)                                          3/31/00(1)  12/31/99(2) 3/31/99(2)      Amount     Percent

Key Data ($ millions)
Net interest margin   (% avg. mgd. recs.)                 9.50 %      9.26 %     9.02 %
Efficiency ratio  (managed)                               46.3        43.7       47.8
Net credit losses (as a % of avg. mgd. recs.)             2.86        2.93       2.78
Delinquency ratio (% of mgd. gross recs.)                 2.64        2.81       2.73

Managed Receivables
     End of period                                  $ 81,338.6 $  78,919.9 $ 71,187.8   $  10,150.8      14.3 %
     Average                                          80,114.2    77,356.8   70,802.1       9,312.1      13.2
Managed Assets
     End of period                                    98,247.3    95,088.0   86,805.4      11,441.9      13.2
     Average                                          96,625.3    93,055.7   86,475.0      10,150.3      11.7


   (1)  Excludes a $112 million special pre-tax charge to earnings recorded during the first quarter of 2000 related to the discontinuation of the manufactured housing loan origination business.  This charge covers exit costs, including severance, noncancellable contractual obligations and related costs, as well as a provision for increased losses on disposition of repossessions and fair-value adjustments of related assets. This special charge reduced investment and other income by $47 million and increased operating expenses and provision for losses by $25 million and $40 million, respectively.  This special charge reduced first quarter 2000 net earnings per diluted share by $0.10.

   (2)  Managed receivables and credit quality information excludes manufactured housing and recreational vehicles for all periods presented.  60+day contractual delinquency excludes repossessions.  This ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer and has been restated for comparability. Total ratios of 2.85% and 2.76% at December 31, 1999 and March 31, 1999, respectively, were previously reported.

            THE ASSOCIATES


 QUARTERLY FINANCIAL SUPPLEMENT


Managed Receivables ($ millions)

                                                                          Change from Prior Year
Outstanding at End of Period         3/31/00   12/31/99     3/31/99       Amount      Percent
     Home equity                  $ 28,206.7 $  27,480.3 $ 24,765.9   $    3,440.8      13.9 %
     Personal loans /
      retail sales finance          16,222.0    16,012.4   15,264.1          957.9       6.3
     Truck and truck trailer        13,017.4    13,130.3   11,397.3        1,620.1      14.2
     Credit card                    13,194.1    11,733.6   10,519.7        2,674.4      25.4
     Equipment                       7,016.2     6,977.3    6,180.6          835.6      13.5
     Fleet leasing                   2,117.2     2,070.1    1,580.2          537.0      34.0
     Warehouse and other             1,565.0     1,515.9    1,480.0           85.0       5.7
                                    --------     -------   --------        -------
      Total ongoing operations(1) $ 81,338.6 $  78,919.9 $ 71,187.8   $   10,150.8      14.3 %
                            ========    ========   =======        ========

                                                                         Change from Prior Year
Average Outstanding                  3/31/00   12/31/99     3/31/99       Amount      Percent

     Home equity                  $ 27,815.2 $  26,990.7 $ 24,578.5   $    3,236.7      13.2 %
     Personal loans /
       retail sales finance         15,984.4    15,649.3   15,616.1          368.3       2.4
     Truck and truck trailer        13,047.0    13,026.9   11,109.4        1,937.6      17.4
     Credit card                    12,654.3    11,336.2   10,456.9        2,197.4      21.0
     Equipment                       6,981.6     6,870.2    6,120.1          861.5      14.1
     Fleet leasing                   2,094.4     2,057.9    1,586.8          507.6      32.0
     Warehouse and other             1,537.3     1,425.6    1,334.3          203.0      15.2
                                   ---------    --------   --------       --------
     Total ongoing operations(1)  $ 80,114.2 $  77,356.8 $ 70,802.1   $    9,312.1      13.2 %
                                   =========    ========   ========       ========

(1)  Excludes manufactured housing and recreational vehicles for all periods presented.



            THE ASSOCIATES


  QUARTERLY FINANCIAL SUPPLEMENT


Credit Quality

60+Days Contractual                                    Three Months Ended or at
Delinquency (as a % of Mgd. Gross Receivables)      3/31/00   12/31/99     3/31/99

     Home equity                                      2.97 %      3.29 %     2.98 %
     Personal loans / retail sales finance            3.35        3.84       3.49
     Truck and truck trailer (1)                      1.36        1.28       1.19
     Credit card                                      3.88        4.17       4.49
     Equipment                                        1.31        0.89       1.15
     Fleet leasing                                    0.47        0.39       1.13
              Total ongoing operations (2)            2.64 %      2.81 %     2.73 %



Net Credit Losses (as a % of Avg. Mgd. Receivables)


     Home equity                                      1.35 %      1.49 %     1.04 %
     Personal loans / retail sales finance            6.52        6.06       5.57
     Truck and truck trailer                          0.85        0.81       0.50
     Credit card                                      5.81        6.66       7.31
     Equipment                                        0.30        0.75       0.25
     Fleet leasing                                    0.04        0.06       0.03
              Total ongoing operations (2)            2.86 %      2.93 %     2.78 %


Loss Coverage (on-balance sheet)
     Allowance for losses (3)                   $  2,055.6 $   2,174.4 $  2,267.3
         % of net finance receivables                 3.12 %      3.16 %     3.32 %
         Multiple to net losses  (4)                  1.40 x      1.50 x     1.65 x


   (1)  60+days contractual delinquencies excludes repossessions.  This ratio previously included repossessions with recourse to the dealer or manufacturer and has been restated for comparability.  Truck and truck trailer ratios of 1.48% and 1.39%
        at December 31, 1999 and March 31, 1999, respectively, were previously reported.

   (2)  Excludes manufactured housing and recreational vehicles for all periods presented. 60+day contractual delinquency excludes repossessions.  This ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer and has been restated for comparability. Total ratios of 2.85% and 2.76% at December 31, 1999 and March 31, 1999, respectively, were previously reported.

   (3) The March 31, 2000 allowance for losses reflects the reclassification of approximately $175 million of allowance for loss to a specific reserve for manufactured housing owned assets.

   (4) Calculated as a ratio of the allowance for losses to related trailing net credit losses on receivables owned at the end of the period as adjusted to reflect the impact of significant acquisitions and to exclude net credit losses related to receivables held for securitization or sale and certain securitized receivables.


            THE ASSOCIATES


      QUARTERLY FINANCIAL SUPPLEMENT


Income Statement and Balance Sheet Items

                                                                As Reported
                                                           Three Months Ended or at
Income Statement ($ millions)                         3/31/00     12/31/99     3/31/99
--------------------------------------------------------------------------------------
Revenue
     Finance charges                             $    2,278.2 $    2,318.8 $   2,283.9
     Servicing related income                           403.6        364.6       223.3
     Insurance premiums                                 275.3        270.2       256.3
     Investment and other income                        100.8        202.6       181.5
                                                      -------      -------     -------
                                                      3,057.9      3,156.2     2,945.0

Expenses
     Interest expense                                   961.1        988.7       960.0
     Operating expenses                               1,044.2        994.4       979.6
     Provision for losses                               451.5        409.9       362.8
     Insurance benefits paid or provided                125.4        116.8       103.7
                                                      -------      -------     -------
                                                      2,582.2      2,509.8     2,406.1
                                                      -------      -------     -------
Earnings before taxes                                   475.7        646.4       538.9
Provision for income taxes                              176.0        237.7       202.1
                                                      -------      -------     -------
Net earnings                                     $      299.7 $      408.7 $     336.8
                                                      =======      =======     =======
Net earnings per diluted share (whole $)         $       0.41 $       0.56 $      0.46
Equivalent shares for diluted EPS  (000's)            728,847      729,711     732,137


                                                                As Reported
                                                           Three Months Ended or at
Balance Sheet Items ($ millions)                     3/31/00     12/31/99     3/31/99
--------------------------------------------------------------------------------------
Net Receivables
    End of period
       Home equity                               $   24,490.6 $   25,015.0 $  24,614.2
       Personal loans / retail sales finance         15,391.6     16,012.4    15,264.1
       Truck and truck trailer                       13,017.4     13,130.3    11,397.3
       Credit card                                    2,284.4      2,247.1     3,728.0
       Equipment                                      7,016.2      6,977.3     6,180.6
       Manufactured housing (2)                            -       1,849.0     3,955.4
       Fleet leasing                                  2,117.2      2,070.1     1,580.2
       Warehouse and other                            1,565.0      1,515.9     1,480.0
                                                     --------     --------    --------
          Total                                  $   65,882.4 $   68,817.1 $  68,199.8
                                                     ========     ========    ========
    Average                                      $   66,340.6 $   69,131.3 $  67,475.6
Total Assets
     End of period                               $   84,700.1 $   82,956.8 $  81,935.9
     Average                                         84,070.7     84,515.9    81,560.4
Debt                                                 70,045.7     68,657.4    69,137.5
Stockholders' Equity
     End of period                               $   10,014.9 $    9,800.5 $   8,860.1
     Per share (whole $)                                13.75        13.46       12.17
     Average                                          9,921.4      9,632.7     8,705.3

   (1)  Excludes a $112 million special pre-tax charge to earnings recorded during the first quarter of 2000 related to the discontinuation of the manufactured housing loan origination business.  This charge covers exit costs, including severance, noncancellable contractual obligations and related costs, as well as a provision for increased losses on disposition of repossessions and fair-value adjustments of related assets. This special charge reduced investment and other income by $47 million and increased operating expenses and provision for losses by $25 million and $40 million, respectively.  This special charge reduced first quarter 2000 net earnings per diluted share by
        $0.10.

   (2)  Adjusted March 31, 1999 net receivables exclude manufactured housing.


                                                                 As Adjusted
                                                         Three Months Ended or at
Income Statement ($ millions)                        3/31/00 (1)   3/31/99     %Change
--------------------------------------------------------------------------------------
Revenue
     Finance charges                             $    2,278.2 $    2,283.9      (0.2)%
     Servicing related income                           403.6        223.3      80.7
     Insurance premiums                                 275.3        256.3       7.4
     Investment and other income                        148.0        181.5     (18.5)
                                                      -------      -------
                                                      3,105.1      2,945.0       5.4

Expenses
     Interest expense                                   961.1        960.0       0.1
     Operating expenses                               1,019.2        979.6       4.0
     Provision for losses                               411.3        362.8      13.4
     Insurance benefits paid or provided                125.4        103.7      20.9
                                                      -------      -------
                                                      2,517.0      2,406.1       4.6
                                                      -------      -------
Earnings before taxes                                   588.1        538.9       9.1
Provision for income taxes                              217.6        202.1       7.7
                                                      -------      -------
Net earnings                                     $      370.5 $      336.8      10.0 %
                                                      =======      =======
Net earnings per diluted share (whole $)         $       0.51 $       0.46      10.5 %
Equivalent shares for diluted EPS  (000's)            728,847      732,137



                                                                 As Adjusted
                                                         Three Months Ended or at
Balance Sheet Items ($ millions)                     3/31/00 (1)   3/31/99     %Change
--------------------------------------------------------------------------------------
Net Receivables
    End of period
       Home equity                               $   24,490.6 $   24,614.2      (0.5)%
       Personal loans / retail sales finance         15,391.6     15,264.1       0.8
       Truck and truck trailer                       13,017.4     11,397.3      14.2
       Credit card                                    2,284.4      3,728.0     (38.7)
       Equipment                                      7,016.2      6,180.6      13.5
       Manufactured housing (2)                            -           -          -
       Fleet leasing                                  2,117.2      1,580.2      34.0
       Warehouse and other                            1,565.0      1,480.0       5.7
                                                     --------     --------
          Total                                  $   65,882.4 $   64,244.4       2.5 %
                                                     ========     ========
    Average                                      $   66,340.6 $   63,673.3
Total Assets
     End of period                               $   84,700.1 $   81,935.9       3.4 %
     Average                                         84,070.7     81,560.4       3.1
Debt                                                 70,045.7     69,137.5       1.3
Stockholders' Equity
     End of period                               $   10,014.9 $    8,860.1
     Per share (whole $)                                13.75        12.17
     Average                                          9,921.4      8,705.3



   (1)  Excludes a $112 million special pre-tax charge to earnings recorded during the first quarter of 2000 related to the discontinuation of the manufactured housing loan origination business.  This charge covers exit costs, including severance, noncancellable contractual obligations and related costs, as well as a provision for increased losses on disposition of repossessions and fair-value adjustments of related assets. This special charge reduced investment and other income by $47 million and increased operating expenses and provision for losses by $25 million and $40 million, respectively.  This special charge reduced first quarter 2000 net earnings per diluted share by
        $0.10.

   (2)  Adjusted March 31, 1999 net receivables exclude manufactured housing.
